EXHIBIT 10



                                     LEASE


This Lease is entered into as of September 1, 1995, between MEPC AMERICAN PROPERTIES INC., a Delaware corporation ("Lessor") and CYBEROPTICS CORPORATION, a Minnesota corporation ("Tenant").

1.   Definitions. In this Lease:

     (a) "Building" means the industrial or office/warehouse building located or to be located on the Land in the Golden Hills Development, in the City of Golden Valley, approximately as shown on the Site Plan attached as Exhibit A-1 ("Site Plan") and on the Building elevation drawings attached as Exhib it A-2, and containing at least 90,000 Square Feet of space.

     (b) "Premises" means that certain portion of the Building shown on the preliminary floor plan attached to this Lease as Exhibit A-3, which contains approximately 70,329 Square Feet of space, based upon the final floor plan for the Premises which is a part of the plans and specifications identified on Exhibit D (the "Plans"), together with a non-exclusive right of Tenant and its employees, agents, invitees and customers to use the Common Areas.

     (c) "Warehouse Space" means that portion of the Premises, based upon the final floor plan for the Premises, constructed for purposes of warehouse use and designated as such in the Plans and in the supplemental agreement referred to in Section 2.

     (d) "Office Space" means that portion of the Premises, based upon the final floor plan for the Premises, constructed for purposes of office, manufacturing, production or any other use other than warehouse use, and designated as such in the Plans and in the supplemental agreement referred to in Sect ion 2.

     (e) "Term" means the period of 10 years, beginning on the Commencement Date, plus any Renewal Periods (as defined in Section 35). If the extended Term would end on a day other than the last day of a month, the Term will be further extended to the last day of the month in which the Term ends.

     (f) "Commencement Date" means the earlier of the date on which Tenant commences business in the Premises or the date on which Lessor has substantially completed Lessor's Work as evidenced by a Certificate of Substantial Completion issued by Lessor's architect and a Certificate of Occupancy (or its equivalent) issued by the City of Golden Valley (the "City") for the Building. Lessor will give Tenant at least 15 days prior notice of the estimated date of substantial completion of Lessor's Work.

     (g) "Lease Year" means a period of 12 consecutive months commencing on the first day of the first full month of the Term and each 12-month period thereafter during the Term.

     (h) "Monthly Base Rent" means the following amounts per Rentable Square Foot multiplied by the number of Square Feet of Office Space and Warehouse Space, as the case may be, in the Premises divided by 12:

          Lease Year          Office Space Rate         Warehouse Space Rate

            1 & 2                   $7.75                       $3.50
          3, 4 and 5                $8.25                       $4.00
         6 through 10               $8.75                       $4.50

          After the Monthly Base Rent is determined, the amount of the Monthly Base Rent will not change during the Term unless space is added to or deleted from the Premises as provided in this Lease or by written amendment of this Lease.

     (i) "Costs" means the estimated monthly Tax Costs plus the estimated monthly Operating Costs.

     (j) "Monthly Rent" means the Monthly Base Rent plus Tenant's Share of the Costs.

     (k) "Tenant's Share" means the percentage obtained by dividing the Square Feet in the Premises by the Square Feet in the Building.

     (l) "Operating Costs" means all costs, charges and expenses incurred by Lessor in connection with ownership, operation, security, maintenance and repair of the Land, the Building, other improvements (but not other buildings) on the Land, appurtenances to the Building, parking, roadways, landscaping , lighting, sidewalks, and common or public areas on the Land, including but not limited to interior and exterior maintenance of the Common Areas and exterior maintenance of the Building; insurance, utilities not separately metered and utilities servicing the Common Areas, fees or expenses for mana gement by Lessor or any other party (not to exceed 5% of the annual Base Rent in any Lease Year), amortization of capital investments made to reduce Operating Costs , or permitted under Section 11, and amortization of repairs made to extend the life of the Building and other improvements (provided the amortization is over the useful life of the improvements). Operating Costs will not include Tax Costs, mortgage principal costs or interest; depreciation on the Building or fixtures; advertising expenses; real estate brokers' commissions or the cost of tenant improvements; the cost of correcti ng defects in the original design or construction of the Building, the Common Areas or the Lessor's Work; reserves for anticipated future expenses; legal, accounting or other professional fees and costs incurred with respect to tenants of the Building, title to the Building or Land, the initial des ign or construction of the Building and appurtenant improvements or financing of the Building, Land or improvements thereon; costs reimbursable by insurance; the cost (or any depreciation or amortization thereof) of any alteration, addition or change, replacement, improvement, repair or other item that is normally classified as a capital expense under generally accepted accounting principals consistently applied to the real estate industry (except as expressly permitted above); structural repairs which are the obligation of Lessor; or interest or other penalties incurred as a result of the f ailure to pay expenses when due.

     (m) "Tax Costs" means all real estate taxes, levies, charges, and installments of special assessments (provided the same are amortized over the longest period of time available to Lessor and are not solely and directly attributable to Lessor's Work) (including interest on deferred assessments) asse ssed, levied or imposed on, or allocated to, the Land and Building and all reasonable attorneys' fees, consultants' fees, witness fees, court costs and other expenses of Lessor in connection with any proceeding to contest these amounts with Lessor's reasonable expectation that Tax Costs, including such costs of contest, will be reduced as a result of such contest.

     (n) "Square Feet" means the number of square feet calculated from dimensional architect's drawings by measuring to the outside surface of exterior walls and to the centerline of walls separating areas leased or held for lease to others.

     (o) "Lease" means this Lease, all Exhibits attached to this Lease, and all properly executed amendments, modifications and supplements to this Lease.

     (p)  "Section" means a section of this Lease.

     (q) Exhibit" means an Exhibit attached to and thereby made a part of this Lease.

     (r)  "Land" means the land described on Exhibit B.

     (s) "Taking" means acquisition by a public authority having the power of eminent domain of all or part of the Land or Building by condemnation or conveyance in lieu of condemnation.

     (t) "Casualty" means a fire, explosion, tornado, or other cause of damage to or destruction of the Building.

     (u) "Lessor's Work" means the work described in the Plans to be provided by Lessor at its expense except for the Tenant's Contribution defined in Section 2.B.

     (v) "Common Areas" means any halls, lavatories or loading facilities used in common by more than one tenant, landscaped areas, driveways, open lot parking areas and other exterior areas shown on the Site Plan, designed for the nonexclusive use of the owner and occupants of the Building, and not des igned or intended for the exclusive use of a single tenant, as designated by Lessor from time to time.

     (w) "Tenant's Work" means all improvements, alterations, fixtures and equipment other than the Lessor's Work which is constructed or installed in addition to Lessor's Work for Tenant's use and occupancy of the Premises or desired by Tenant in addition to Lessor's Work to complete the Premises for o ccupancy.

2.   Contingencies and Construction.

A.   Contingencies.

Subject to the following contingencies, Lessor leases the Premises to Tenant, and Tenant leases the Premises from Lessor, for the Term, under the terms and conditions of this Lease:

     (1) Lessor will provide to Tenant and its counsel on or before September 15, 1995 evidence that title to the Land has been conveyed to Lessor by the Housing and Redevelopment Authority in and for the City of Golden Valley (the "HRA").

     (2) Prior to commencement of construction of the Building, Lessor shall obtain from the Minnesota Pollution Control Agency ("MPCA") the MPCA Response (as defined in Section 12) in form and substance acceptable to Lessor and Tenant with respect to any remedial action or contamination relating to the Land.

     (3) Prior to September 15, 1995, Lessor shall deliver to Tenant and its counsel a commitment for a leasehold policy of title insurance in the amount of $1,000,000, together with copies of all encumbrances referred to therein, a copy of any plat which will replat the Land, a letter from the City se tting forth the zoning for the Land, a draft of the MPCA Response, the platted legal description of the Land, an ALTA survey of the Land certified to Tenant (on which the Site Plan has been superimposed) and a list of and copies of all encumbrances against the Land currently existing or contemplate d to exist against the Land at the time Lessor acquires fee title to the Land (the "Permitted Encumbrances"). Tenant shall have 10 days after receipt of the last of such documents to be delivered to Tenant to review the same, and shall provide Lessor with written notice of Tenant's acceptance of or objections to the same within the 10-day period. If the Permitted Encumbrances are accepted by Tenant, then Lessor and Tenant shall promptly execute an amendment to this Lease acknowledging the newly platted legal description of the Land and that Lessor's fee title to the Land is subject to the Pe rmitted Encumbrances.

     (4) Tenant shall determine that it is satisfied with the items referred to in items (2) and (3) of this Section prior to a date 10 days after the last of said items is delivered to Tenant.

     (5) Lessor shall have obtained at its sole cost and expense on or before September 15, 1995, and will provide written confirmation to Tenant and its counsel that Lessor has obtained all final governmental approvals necessary in order to commence construction of the Building.

     (6) Lessor shall have commenced construction of the Building on or before September 15, 1995.

If any of the foregoing contingencies has not been satisfied on or before the respective date set forth above, then this Lease may be terminated by written notice from Tenant to Lessor if the contingency has not been met within 15 days after Tenant's notice. Upon such termination, neither party wi ll have any further rights or obligations regarding this Lease or the Land. All contingencies set forth in this Lease are specifically stated and agreed to be for the sole and exclusive benefit of the Tenant and the Tenant shall have the right to unilaterally waive any contingency by written noti ce to the Lessor, except for the contingency set forth in item (6) above, which shall be for the benefit of both Lessor and Tenant.

B.   Construction.

Lessor will be responsible for the design and construction of the Building; provided, however, that the Building shall be designed and constructed in substantial accordance with the Site Plan attached as Exhibit A-1, the Building elevation drawings attached as Exhibit A-2, and the outline specifica tions for the Building attached as Exhibit E.

The Site Plan and elevation drawings attached as Exhibits A-1 and A-2 are material consideration for the execution of this Lease by Tenant, and Lessor will not make any material changes in the Building from the conditions shown by said Exhibits without Tenant's prior written approval.

Lessor will complete the Lessor's Work in accordance with the Plans. Tenant will also be responsible for $278,913.00 of the total costs of Lessor's Work (the "Tenant Contribution") and for the cost of all additional work not described in the Plans.

Lessor will perform Lessor's Work in a good and workmanlike manner using new and first quality materials and in compliance with all applicable laws, orders, ordinances, rules and statutes, including but not limited to the Americans with Disabilities Act of 1991 ("ADA") and all environmental laws an d orders.

During construction of Lessor's Work, Lessor will maintain public liability and worker's compensation insurance (and/or require its contractors to so maintain such insurance) and Lessor will indemnify Tenant against all claims, demands and actions, and all costs and expenses arising from constructi on (including reasonable attorneys' fees), for injury, death, disability or illness of any person or persons occurring in, on or about the Land and Building, except to the extent caused by the negligence or willful misconduct of Tenant or its officers, employees, agents or contractors.

If Tenant requests Lessor's approval of a change order to modify any portion of Lessor's Work ("Change Order"), Lessor's approval of the Change Order will not be unreasonably withheld or delayed. If Lessor approves a requested Change Order, Lessor shall prepare and submit to Tenant a written certi fication of the Change Order (the "Verification"), which shall state the amount , if any, by which the Change Order increases (an "Increase") or decreases (a "Decrease") the cost of Lessor's Work as set forth in the Plans. The Verification will also state Lessor's estimate of any delays in completi on of Lessor's Work expected to result from the Change Order. Within five business days after Tenant's receipt of the Verification, Tenant shall approve or reject the same in writing. If the requested Change Order results in an Increase, Tenant shall acknowledge in writing its consent to the Incre ase and the Change Order before Lessor shall be obligated to do the work contemplated by the Change Order. If the Increase is so approved by Tenant, the amount of the Increase will be paid by Tenant within 30 days after completion of the work covered by the Change Order. If any Change Order require s an additional period of time for completion of Lessor's Work, all dates referred to in Subsection C of this Section will be extended by that same period of time.

If the requested Change Order results in a Decrease, the Tenant's Contribution shall be reduced by the amount of the Decrease. If the aggregate amount of all Decreases exceeds $278,913.00, there shall be no Tenant Contribution, but no payment shall be made to Tenant and no credit shall be given to Tenant for any Decreases in excess of $278,913.00. The amount of the Tenant Contribution (as reduced by the aggregate amount of any Decreases) will be paid by Tenant to Lessor within 10 days after Tenant takes full possession of the Premises.

C.   Completion of Construction.

Lessor will use reasonable efforts to substantially complete the Lessor's Work on or before March 1, 1996 (the "Deadline"). If Lessor's Work has not been substantially completed prior to the Deadline, as the Deadline may be extended as extended by extension for Change Orders and by the period of a ny delays suffered by Lessor or any of its contractors, subcontractors or materialmen as a direct result of action or inaction by the City or any other governmental authority or agency, labor disputes, unavoidable accidents, injunctions by third parties, civil disturbance, fire, acts of God or the public enemy, shortage of construction labor or materials, or other conditions beyond the reasonable control of Lessor, then Tenant shall have the right to abatement of one day's Base Rent for each day completion is delayed beyond the Deadline as extended by any such unavoidable delays. If Lessor's
 Work has not been substantially completed by June 1, 1996, as extended by any extension for Change Orders provided in Subsection B of this Section and by any delay due to fire, tornado, earthquake or other natural disaster, Tenant may at any time thereafter give Lessor notice of its intention to terminate this Lease. If Lessor's Work has not been substantially completed within 30 days after Tenant's notice, this Lease will terminate and will be of no further force or effect, but if the Lease is not terminated, Tenant shall have the right to abatement of one day's Base Rent for each day com pletion is delayed beyond July 1, 1996 as extended by any extension for Change Orders and by any delay due to fire, tornado, earthquake or other natural disaster.

When Tenant takes full possession of the Premises, that will be deemed conclusive evidence that the Premises is in satisfactory condition on that date, and that Lessor has completed all work for which it is responsible, subject only to latent defects and to deficiencies (if any) listed in a written notice delivered by Tenant to Lessor not more than 60 days after the date of taking possession, which listed items will be completed by Lessor within 60 days after Tenant's notice.

Within 60 days after the Commencement Date, Lessor and Tenant will execute an agreement supplementing this Lease setting forth: the Commencement Date and expiration date of the Term, the "as-built" Square Feet of Office Space and Warehouse Space in the Premises, the total Square Feet in the Premis es, and the total Square Feet in the Building (based on a certification of Lessor's architect to Lessor and Tenant setting forth the architect's calculation of such square footages), the Monthly Base Rent, and the Tenant's Share percentage.

3.   Rent.

Tenant will pay the Monthly Rent to Lessor at P.O. Box 73547, Chicago, Illinois 60673-7547, or such other place as Lessor may designate, in advance on the first day of each month during the Term, without demand, deduction or setoff. The Monthly Rent may change as the Costs are adjusted annually un der Sections 4 and
5. Monthly Rent will begin on the Commencement Date. If the Term begins on a day other than the first day of a month, the Monthly Rent for that month will be prorated by multiplying the Monthly Rent by the number of days of that month included in the Term and dividing the produ ct by the number of days in that month.

Any Monthly Rent or other amounts payable by Tenant to Lessor under this Lease which are not paid within 10 days after the date due will bear interest from the date due to the date paid at the rate of 12% per annum or the maximum rate of interest permitted by law, whichever is less, and the interes t will be paid to Lessor on demand. In addition, Tenant will pay Lessor a $100 service charge for all Monthly Rent not paid by the 10th day of the month for which it is payable, which service charge is to partially cover expense involved in handling delinquent payments. All amounts to be paid by Tenant to Lessor under this Lease will be deemed to be additional rent for purposes of payment and collection.

If any taxes, special assessments, fees or other charges are imposed against Lessor by any governmental unit or agency with respect to rentals under this Lease, Tenant will pay these amounts to Lessor when due, except that Tenant will have no obligation to pay any income tax on rentals unless the t ax is imposed in lieu of real estate taxes.

4.   Cost Adjustments.

The initial Monthly Rent is based in part on the estimated Operating Costs and Tax Costs. Prior to the first day of each calendar year after the date of this Lease, or as soon as reasonably possible after the first day of the year, Lessor will furnish Tenant with an estimate of the Costs for such calendar year, and the Monthly Rent will be increased or decreased (as the case may be) by 1/12th of Tenant's Share of the difference between the initial estimate of Costs and the current estimate.

Within 120 days, after the end of each calendar year, including the year in which the Term expires, Lessor will give Tenant a statement of the actual Costs for that calendar year. If the actual Costs exceed the estimated Costs for that year, Tenant will pay Tenant's Share of the excess to Lessor w ithin 30 days after receiving the statement. If the actual Costs are less than the estimated Costs for that year, Lessor will pay Tenant's Share of the difference to Tenant with the statement. If Tenant does not give Lessor written notice within one year after receiving Lessor's statement that Te nant disagrees with the statement and specifying the amounts in dispute, Tenant will be deemed to have waived the right to contest the statement. Tenant will file no petition in Tax Court regarding the Tax Costs without Lessor's prior written consent. If Lessor reasonably contests Tax Costs and r eceives a refund or incurs additional Tax Costs after adjustments for actual Tax Costs have been made, the actual Tax Costs will be corrected accordingly and the appropriate adjustment will be made between Lessor and Tenant. The portion of Costs to be paid by Tenant for the years in which the Term begins and ends will be prorated by multiplying the actual Costs by a fraction, the numerator of which is the number of days of that year in the Term and the denominator of which is 365.

Within 60 days after receiving Lessor's statement of Costs, Tenant may request the right to review Lessor's records relating to Costs, which will then be made available to Tenant for review. If the records are made available to Tenant, Tenant will give Lessor notice of any objections to the Stateme nt of Costs within 60 days after the records are made available to Tenant, or Tenant may request an audit of the Costs by an independent certified public accountant chosen by Lessor from a list of not fewer than three submitted by Tenant in conjunction with the request. If Lessor does not make the choice within 15 days, Tenant may do so. The auditor will be given access to those records of Lessor pertaining to Costs for the year in question. The auditor will report to the parties within 30 days after being chosen. The report of the auditor will be final and binding on both parties with respect to the year in question unless Lessor disputes the audit by notice to Tenant within 15 days after receiving the report. If the report is disputed by Lessor, the parties will select a mutually acceptable auditor to review the report, and the determination of the mutually acceptable reviewin g auditor will be final and binding on both parties. If the actual Costs differ from those charged to Tenant, payments required to make adjustments in rent to conform to the final report shall be made within 30 days after receipt of the final report. All expenses of the audit shall be borne by Te nant unless such audit, or the final determination by the reviewing auditor if Tenant's audit is disputed by Lessor, discloses an overstatement of Costs of 10% or more, in which case all reasonable expenses of Tenant's audit and of the reviewing auditor resolving a disputed audit will be borne by L essor, and payment of Costs will be adjusted accordingly.

If Tenant's audit is disputed by Lessor and the reviewing auditor determines that no adjustment is required, Tenant will pay all costs of its audit and all costs of the reviewing auditor. If the final resolution of a disputed audit requires an adjustment in favor of Tenant, but the adjustment is less than 10%, Tenant will pay the cost of the initial audit, and each party will pay one-half of the costs of the reviewing auditor.

5.   Cost Computations and Allocations.

The parties acknowledge that Lessor owns and/or manages other commercial buildings in the Minneapolis metropolitan area and that some of the Costs attributable to the Building may be incurred by Lessor as a result of master contracts with vendors that service the Building and such other buildings o wned or managed by Lessor. Lessor will in its reasonable discretion, determine from time to time, the method of computing and allocating Costs between the Building and other buildings owned or managed by Lessor in the Minneapolis metropolitan area according to standards and methods customarily app lied in the Minneapolis metropolitan area. If the Building is not fully occupied during any partial or full year, an adjustment will be made in computing Tenant's payment of Operating Costs for such year for water, refuse removal and snow removal so that the full amounts of such costs are shared p roportionately on a square foot basis by those tenants which occupied the Building during that year.

6.   Fiscal Year.

The year used to determine Costs may be changed to a different 12-month period designated by Lessor. If the calendar year is changed to a fiscal year, or if a fiscal year is changed to a different fiscal year, prorations will be made for the estimated Costs and the actual Costs so that the same ti me period is used to determine each and so that Costs are not included in more than one time period.

7.   Possession.

Tenant shall not conduct business in all or any portion of the Premises before the Commencement Date, provided, however, that Tenant may have access to the Building and the Premises with Lessor's approval (not to be unreasonably withheld) without accrual of rental obligations prior to the Commencem ent Date for purposes of installing and moving in its equipment, personal property and furnishings and conducting Tenant's Work so long as the same does not interfere with the timely completion of Lessor's Work by Lessor.

Except as provided in Section 2, this Lease will not be void or voidable and Lessor will not be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Premises to Tenant, but unless the delay is principally caused by or attributable to Tenant, its employees , agents or contractors, no Monthly Rent will be due for the period prior to the date Lessor delivers possession of the Premises, unless Tenant elects to take possession of a portion of the Premises, in which case Monthly Rent will be due for the portion of the Premises taken. Tenant's occupancy o f the Premises will constitute Tenant's acceptance of the Premises, subject to Lessor's obligations under Section 2.

Lessor warrants and represents to Tenant that, upon commencement of construction of the Building, Lessor shall own marketable fee title to the Land, subject only to the Permitted Encumbrances referred to in Section 2.A(3).

Lessor warrants and represents that Tenant, upon paying the rents and keeping the agreements of this Lease on Tenant's part to be kept and performed, shall have peaceful and uninterrupted possession of the Premises during the Term of this Lease subject to the Permitted Encumbrances, except as other wise specifically set forth herein. Lessor further warrants and represents to Tenant that, subject only to Lessor's acquisition of fee simple title to the Land, Lessor has the right and power to enter into this Lease and to perform its covenants and agreements pursuant to the provisions of this Lea se.

8.   Use.

Tenant will use the Premises for the purpose of office, warehouse, design, manufacturing and sales functions related thereto which are permitted under the City's zoning ordinances, and for no other purpose. Tenant will not commit or permit any act or omission which results in the violation of any law, governmental regulation, or insurance policy of Lessor, relating to the Building, or which will increase Lessor's insurance rates on the Building. Tenant will not permit any conduct or condition which may unduly disturb or endanger other occupants of the Building.

9.   Care of Premises and Building.

Tenant will, at all times during the Term and any renewals and extensions, at its sole expense, keep and maintain the interior of the Premises (and those exterior portions of the Premises which are expressly the obligation of Tenant) in a clean, safe, sanitary, and good condition, and in compliance with all applicable laws, codes, ordinances, rules, and regulations as provided in
Section 11. Tenant's obligations will include but not be limited to maintaining an HVAC contract for maintenance of the HVAC system, and paying for any repairs not covered by the HVAC contract. Tenant will also be responsible for all equipment and systems within the interior of the Premises, and for maintaining and repairing (and replacing if necessary) all lighting and plumbing fixtures, all interior walls, partitions, interior doors and interior windows. Tenant will also be responsible for the replacemen tof all broken glass in the Premises. When used in this Section, the term "repairs" shall include replacements and overhauling equipment when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work, except that if it becomes necessary to replace HVAC equipment, such replacement will be done at Lessor's initial expense, and Tenant will pay to Lessor on a monthly basis as additional rent together with the Monthly Rent the amortized portion of the cost of replacing the HVAC equipment, with such amortization being over the useful life of the replacement equipment. The Tenant shall keep and maintain all portions of the interior of the Premises and the sidewalk and areas adjoining the same in clean and orderly condition, free of accumulation of dirt, rubbish, snow, and ice except for those portions of the exterior which are Lessor's res ponsibility. Lessor shall assign to Tenant all warranties and guaranties applicable to the portions of the Premises to be maintained by Tenant. Notwithstanding any provision to the contrary, Lessor shall remain responsible for all defects in the design or original construction of the Premises.

If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease within 30 days after notice has been given Tenant, or after such shorter period as may be appropriate in the case of an emergency, Lessor may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's merchandise, fixtures, or other Property or to its business, and upon completion, Tenant will pay to Lessor all costs plus 10% for overhead incurred by Lessor in making such repairs upon presentation to Tenant of bill for the repairs.

Lessor will maintain and repair, the Common Areas and the structural portions and exterior of the Building in a good and workmanlike condition. Structural maintenance and repairs will be at Lessor's expense, except that where structural repairs are required to be made by reason of the acts of Tenant, the costs will be reimbursed by Tenant and payable by Tenant to Lessor upon demand. Lessor will keep the sidewalks, parking areas and drive lanes of the Common Areas at all times free of ice and free of snow accumulation in excess of two inches; to the extent Lessor fails to do so and removal i s necessary for Tenant's access to the Premises, then after reasonable notice to Lessor, Tenant may remove any ice and snow (when snow accumulation exceeds two inches) and collect the reasonable costs of such removal from Lessor. Costs of maintaining and repairing the Common Areas will be a part of Operating Costs.

Tenant, at its own cost and expense, will enter into a regularly scheduled preventive maintenance and service contract with a maintenance contractor approved by Lessor for servicing all hot water, heating and air conditioning systems and equipment within the Premises. The service contract must in clude all services suggested by the equipment manufacturer in its operations and maintenance manual and must become effective within 30 days of the date Tenant takes possession of the Premises.

10.  Building Rules.

Rules and Regulations for the Premises and the Building in effect on the date of this Lease are attached as Exhibit C. Lessor will have the right to adopt different or additional reasonable rules and regulations, and to rescind or amend the attached rules and regulations, from time to time. Tenan t will abide by the rules and regulations then in force and will cause Tenant's employees to observe and comply with them.

11.  Compliance with Laws.

Tenant will pay any taxes or other charges by any governmental authority on Tenant's property or trade fixtures in the Premises or relating to Tenant's use of the Premises.

The Premises shall not be used in any manner which under any requirement of law or of any public authority would require Lessor to make any addition or alteration to or in the Building. After the construction of any initial improvements by Lessor in the Premises, Tenant will be responsible for com pliance with the ADA as it applies to any future alteration or addition made by Tenant to the Premises or any use of the Premises by Tenant. The Premises shall not be used in any manner which will increase the rates required to be paid for public liability or for all risk insurance covering the Bu ilding. Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees, and visitors in such a way as is lawful and reputable and will not permit or create any nuisance, noise, odor, or otherwise interfere with, annoy, or disturb any other Tenant in the Building in its normal business operations or Lessor in its management of the Building. Outside storage on the Land of any type of equipment, property, or materials owned or used by Tenant or its customers and suppliers (other than for trash and refuse receptacles) is not permitted.

Subject to Lessor's right to contest the same, Lessor will comply with all present and future laws, ordinances, orders, and regulations of federal, state, county and city governments, and or other governmental authorities having or claiming jurisdiction over the Land and Building, including but not limited to the ADA, and any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses, and permits of any governmental authorities relating to environmental matters, except those which are related to Tenant's use of the Premises, property or equipment within the Premises or which exclusively serve the Premises, or alterations made or requested by Tenant after the initial improvements in the Premises. Expenses of such compliance which are not capital expenses under generally accepted accounting principals will be included in Operating Costs. If compliance by Lessor with the preceding sentence requires capital improvements to be made by Lessor, the cost thereof will be amortized over the useful life of the improvements and amortization of the cost will be included as a part of Operating Costs.

12.  Hazardous Substances.

The term "Hazardous Substances", as used in this Lease, means pollutants, contaminants, toxic or hazardous wastes or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by an "Environmental Law", which term means any federal, state or lo cal law or ordinance relating to pollution or the protection of the environment and includes asbestos, petroleum products and underground storage tanks. Tenant agrees that (a) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for activities which are p art of the ordinary course of Tenant's business (the "Permitted Activities"), provided the Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Lessor; (b) the Premises will not be used for storage of any Hazardous Substances, except for temporary storage of materials used in the Permitted Activities (the "Permitted Materials"), provided the Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Lessor; (c) no portion of the Premises or Land w ill be used by Tenant as a landfill or a dump; (d) Tenant will not install any underground tanks of any type; (e) Tenant will not cause any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (f) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for Permitted Materials, and if so brought, Tenant will immediately remove them, with proper disposal, and will undertake all required cleanup procedures under the Environmental Laws. If, at any time during or after the term of the Lease, the Premises are found to be contaminated by Tenant or subject to conditions prohibited in this Lease caused by Tenant, Tenant will indemnify and hold Lessor harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant. The foregoing indemnification will survive the termination or expiration of this Lease.

Except for those matters ("Existing Contamination") disclosed in those certain reports described on the attached Exhibit F (the "Environmental Reports"), Lessor represents and warrants that to the best of Lessor's actual knowledge there are no Hazardous Substances located on, under or about the Lan d. The Environmental Reports disclose to Tenant the presence of certain Hazardous Substances described in detail in the Reports, which Lessor and the City have also disclosed to the MPCA. Lessor has requested and anticipates receipt from the MPCA of a No Association Determination, No Action Determi nation, and an Off-Site Source Determination ("MPCA Response"). In the event that any Hazardous Substance other than the Existing Contamination is discovered at any time in, under or about the Land (unless released by Tenant), Lessor shall, at Lessor's sole cost and expense, promptly remediate the same to the extent necessary to comply with all applicable laws, rules and regulations. Lessor further covenants that it will comply with all terms of the MPCA Response and any other plans, orders, regulations or judgments concerning the Existing Contamination. Lessor will indemnify and save and hold Tenant harmless from and against any liability, obligation, damage or cost, resulting from claims, demands or actions by governmental authorities or by other property owners claiming migration of the Existing Contamination, including without limitation, attorneys' fees and consultant fees and costs, resulting directly or indirectly from the presence, removal or disposal of any Hazardous Substance (unless such substance is released by Tenant) or the Existing Contamination. Prior to commencement of construction of the Building, Lessor shall deliver to Tenant the MPCA Response, which shal l confirm that Tenant shall have no liability to the State of Minnesota for any Existing Contamination.

13.  Signs.

Tenant will not place or permit any signs on the exterior or windows of the Building, or within the Premises if visible from the exterior of the Building or from hallways or other common areas of the Building, except lettering and numerals for identification purposes on or near doorways as approved in advance by Lessor and standard Building signage established by Lessor and approved by the City.

14.  Alterations.

After completion of the Building, the Premises and the Lessor's Work, Lessor will have no obligation to do any redecorating or remodeling of the Building or the Premises.

Except for decorating changes which do not exceed $25,000 in cost and do not adversely affect the Building's systems, exterior appearance or value, Tenant will not make any alterations, additions or improvements in or to the Premises without first obtaining the written consent of Lessor; provided, however, that Lessor shall consent to nonstructural alterations or improvements or additions to the interior of the Premises so long as the same do not adversely affect the Building's systems, exterior appearance or value. Tenant will get Lessor's prior written approval of any contractor or subcon tractor who is to perform structural or systems work on the Premises at Tenant's request. All alterations by Tenant will be constructed with new materials, in a good and workmanlike manner, and in compliance with the plans and specifications approved by Lessor (except for decorating changes which do not require approved plans and specifications) and all applicable laws, ordinances, rules, orders, regulations, or other requirements of governmental authorities. Tenant will pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises, and will pay and discharge any mechanic's, materialmen's or other lien against the Premises resulting from Tenant's failure to make such payment, or will contest the lien and deposit with Lessor cash equal to 125% of the amount of the lien. If the lien is reduced to final judgment, Tenant will discharge the judgment and Lessor will return the cash deposited by Tenant. Lessor may post notices of nonresponsibility on the Premises as provided by law.

All alterations, additions and improvements to the Premises made at Lessor's or Tenant's expense, except movable office furniture and Tenant's movable trade and office fixtures and equipment, will become the property of Lessor upon installation and will be surrendered with the Premises upon termina tion of this Lease unless Lessor elects otherwise in writing.

15.  Utilities and Services.

Lessor will provide and maintain mains and conduits to supply water, gas, electricity and sanitary sewer services to the Premises, and will separately meter the Premises for gas and electrical services. Tenant will pay all charges for sewer usage, garbage disposal, refuse removal, water, electrici ty, gas, heating, air conditioning and ventilation costs, telephone, and any other utility services furnished to the Premises during the Term which are not included in Operating Costs. If any of such services are furnished by Lessor, the cost of all such services furnished by Lessor will be a part of the Operating Costs. Lessor will not be liable for any loss or damage resulting from any temporary interruption of these services due to repairs, alterations or improvements, or any variation, interruption or failure of these services due to governmental controls, unavailability of energy, or any other cause beyond Lessor's control. No such interruption or failure of these services will be deemed as an eviction of Tenant or will relieve Tenant from any of its obligations under this Lease.

If services are interrupted for a period of five consecutive days and all or a portion of the Premises are untenantable because of the lack of services, the Monthly Rent will abate for the period the Premises are untenantable in proportion to the portion of the Premises which is untenantable.

16.  Entry by Lessor.

Upon at least 24 hours prior notice to an officer of Tenant (except in the case of an emergency or a showing to a prospective tenant in the last 12 months of the Term which will require only prior notice) Lessor and its agents and contractors and mortgagees will have the right to enter the Premises at reasonable times for inspecting, cleaning, repairing, or exhibiting the Premises, but Lessor will have no obligation to make repairs, alterations or improvements except as expressly provided in this Lease. Lessor will not knowingly disclose Tenant's trade secrets, and Tenant may require third p arties to sign a confidentiality agreement in connection with access of third parties to the Premises.

17.  Subordination.

At the request of any mortgagee or ground lessor, this Lease will be subject and subordinate to any mortgage or ground lease which may now or hereafter encumber the Building, and Tenant will execute, acknowledge and deliver to Lessor any document reasonably requested by Lessor to evidence the subor dination. Such subordination is on the condition that this Lease and Tenant's right of possession of the Premises as provided in this Lease will not be disturbed by the mortgagee or ground lessor so long as Tenant is not in default under this Lease. If the interest of Lessor is transferred to any party by reason of foreclosure of a mortgage or cancellation of a ground lease, or by delivery of a deed in lieu of foreclosure or cancellation, Tenant will immediately and automatically attorn to such party. Tenant agrees that upon notification by Lessor or any mortgagee or ground lessor having a recorded interest in the Land of the election of a mortgagee or ground lessor to subordinate its interest in the Premises to this Lease, this Lease will become prior to the mortgage or ground lease.

18.  Estoppel Certificates.

Within 10 days after written request from Lessor, Tenant will execute, acknowledge and deliver to Lessor a document furnished by Lessor, which document may be relied upon by Lessor and any prospective purchaser or mortgagee of the Building, stating (a) that this Lease is unmodified and is in full f orce and effect (or if modified, that the Lease is in full force and effect as modified and stating the modifications), (b) the dates to which rent and other charges have been paid, (c) the current Monthly Rent, (d) the dates on which the Term begins and ends, (e) that Tenant has accepted the Premi ses and is in possession, (f) that Lessor is not in default under this Lease, or, if Lessor is in default, specifying any such default, and (g) including such other information as the prospective purchaser or mortgagee may reasonably require.

19.  Waiver of Claims and Assumption of Risks.

Lessor and Tenant release each other from any liability for loss or damage by fire or other casualty coverable by a standard form of "all risk" insurance policy, whether or not the loss or damage resulted from the negligence of the other, its agents or employees. Each party will use reasonable eff orts to obtain policies of insurance which provide that this release will not adversely affect the rights of the insureds under the policies. The releases in this Section will be effective whether or not the loss was actually covered by insurance. Tenant assumes all risk of loss or damage of Tena nt's property within the Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause. Lessor will not be liable to Tenant, or its employees, for loss of or damage to any property in the Premises.

20.  Indemnification.

Tenant will indemnify Lessor and its agents and employees against all claims, demands and actions, and all related costs and expenses (including reasonable attorneys' fees) for injury, death, disability or illness of any person, or damage to property, occurring in the Premises or arising out of Ten ant's use of the Premises, except to the extent caused by the willful misconduct or negligence of Lessor or someone acting on its behalf.

Lessor will indemnify Tenant and its agents and employees against all claims, demands and actions, and all costs and expenses relating thereto (including reasonable attorneys' fees), for injury, death, disability or illness of any person or persons occurring in, on or about the Land and Building ex clusive of the Premises, except to the extent caused by the willful misconduct or negligence of Tenant or its officers, employees, agents or contractors or someone acting on Tenant's behalf.

21.  Insurance.

Tenant will keep commercial liability insurance covering the Premises in force at its expense by an insurer and policy acceptable to Lessor in its reasonable opinion. The policy will name Lessor and its mortgagee as additional insureds, for limits of at least $2,000,000 for bodily injuries or deat h of one or more persons and at least $500,000 for property damage. Tenant will carry fire and "all risk" coverage insurance for Tenant's property and improvements in the Premises. Prior to Tenant's occupancy of the Premises, Tenant will deliver to Lessor the liability and casualty policies or ce rtificates by the insurer showing this coverage to be in effect with premiums paid. The insurance will provide that Lessor will be notified in writing 30 days prior to cancellation of, material change in, or failure to renew, the insurance.

Lessor shall maintain insurance on the Building against fire and such other risks as may be included in "all risk" coverage insurance from time-to-time available in an amount not less than the greater of 80% of the full insurable value of the Building or the amount sufficient to prevent Lessor from becoming a co-insurer under the terms of the applicable policies. Such policies shall contain a replacement cost endorsement and a clause pursuant to which the insurance carriers waive all rights of subrogation against the Tenant with respect to losses payable under such policies. Upon Tenant's r equest, Lessor will provide Tenant with evidence that such insurance is in full force and effect.

Lessor will keep commercial liability insurance covering the Land and Building in force for limits of at least $2,000,000 for bodily injuries or death of one or more persons and at least $500,000 for property damage. Upon Tenant's request, Lessor will provide Tenant with evidence that such insuranc e is in full force and effect.

All insurance policies required to be obtained by either party shall be with a company or companies licensed to do business and write insurance in the State of Minnesota.

22.  Assignment and Subletting.

Tenant may assign this Lease or sublet all or part of the Premises only with Lessor's prior written consent. If Tenant receives a bona fide offer for an assignment of Tenant's interest under this Lease or to sublease all or part of the Premises and Tenant requests Lessor's consent, a copy of the o ffer will be furnished to Lessor. In the case of a proposed assignment or sublease of all of the Premises, Lessor may terminate this Lease by notice to Tenant within 30 days after Tenant's notice (which termination will be effective on the date that the proposed assignment or sublease was to comme nce), either conditioned on execution of a new lease between Lessor and the party making the offer on the same terms as the offer to Tenant or without that condition. In the case of a proposed sublease for less than all of the Premises, Lessor may amend this Lease by notice to Tenant within 30 day s after Tenant's notice to exclude the portion of the Premises to be subleased, either conditioned on execution of a new lease between Lessor and the party making the offer on the same terms as in the offer to Tenant or without that condition.

If Lessor fails to give Tenant written notice of its decision to terminate or amend this Lease within 30 days after receiving a copy of the offer to Tenant, Lessor will not unreasonably withhold its consent to the assignment or sublease described in the offer and will give Tenant notice of its cons ent or refusal to consent within said 30-day period. The provisions of this Section will be binding on Tenant and any assignee or subtenant of Tenant and will apply to all portions of the Premises remaining subject to this Lease and to each request by Tenant, or its assignee or subtenant, for Less or's consent to a further or subsequent assignment or subletting.

If Lessor consents to one or more assignments or subleases, Tenant will still remain liable for all obligations of the Tenant under this Lease.

Lessor's interest in this Lease will be freely assignable and the obligations of the Lessor arising or accruing under this Lease after an assignment will be enforceable only against the assignee. Lessor shall give Tenant notice of any assignment by Lessor within 30 days thereafter.

23.  Damage or Destruction.

If the Premises or Building is damaged by Casualty, the damage (excluding damage to improvements paid for by Tenant or trade fixtures, equipment or personal property of Tenant) will be repaired by Lessor at its expense to a condition as near as reasonably possible to the condition prior to the Casu alty, but if more than 25% of the total Square Feet in the Building is rendered untenantable, Lessor may terminate this Lease as of the date of the Casualty by giving written notice to Tenant within 30 days after the Casualty. If this Lease is not terminated, Lessor will begin repairs within 90 da ys after the Casualty and complete the repairs within a reasonable time, and in any event within 180 days, subject to acts of God, strikes and other matters not within the control of Lessor. If Lessor fails to begin and proceed with repairs as required, Tenant may give Lessor notice to do so. If Lessor has not begun the repairs within 30 days after Tenant's notice, Tenant may terminate this Lease by written notice to Lessor within 15 days after expiration of the 30-day period. If this Lease is terminated because of the Casualty, rents and other payments will be prorated as of the terminat ion and will be proportionately refunded to Tenant or paid to Lessor, as the case may be. During any period in which the Premises or any portion of the Premises is made untenantable as a result of the Casualty, the Monthly Rent will be abated for the period of time untenantable in proportion to th e square foot area untenantable.

24.  Eminent Domain.

If there is a Taking of 25% or more of the Premises or 25% or more of the total Square Feet in the Building, or if there is a Taking of 25% or more of the parking areas within the Common Areas or if there is a Taking of access from a public road and Tenant's access to the Premises is materially imp aired, or parking for the Premises does not meet City requirements, either party may terminate this Lease as of the date the public authority takes possession, by written notice to the other party within 30 days after the Taking. If this Lease is so terminated, any rents and other payments will be prorated as of the termination and will be proportionately refunded to Tenant, or paid to Lessor, as the case may be. All damages, awards and payments for the Taking will belong to Lessor irrespective of the basis upon which they were made or awarded, except that Tenant will be entitled to any am ounts specifically awarded for Tenant's trade fixtures or equipment or as a relocation payment or allowance. If this Lease is not terminated as a result of the Taking, Lessor will restore the remainder of the Premises to a condition as near as reasonably possible to the condition prior to the Taki ng, the rent will be abated for the period of time the space is untenantable in proportion to the square foot area untenantable, this Lease will be amended appropriately to reflect the deletion of the space taken and all rents payable hereunder and Tenant's Share of Costs shall be proportionately reduced.

25.  Defaults.

If (a) Tenant defaults in the payment of rent or other amounts under this Lease and the default continues for 10 days after written notice by Lessor to Tenant,
(b) Tenant defaults in any other obligation under this Lease and the default continues for 30 days after written notice by Lessor to Tenant , (c) any proceeding is begun by or against Tenant to subject the assets of Tenant to any bankruptcy or insolvency law or for an appointment of a receiver of Tenant or for any of Tenant's assets and is not discharged or dismissed in 90 days, or (d) Tenant makes a general assignment of Tenant's asse ts for the benefit of creditors, then Lessor may, with or without terminating this Lease, cure the default and charge Tenant all reasonable costs and expenses of doing so, or Lessor may terminate this Lease, or Lessor may reenter or retake possession of the Premises as provided by law, without waiv er or loss of any of Lessor's rights under this Lease, including Lessor's right to payment of Monthly Rent. Lessor also may terminate this Lease as to all future rights of Tenant, without terminating Lessor's right to payment of Monthly Rent and other charges due under this Lease.

Tenant waives any right of restoration to possession of the Premises after termination, or after judgment in favor of Lessor for possession. If Lessor retakes possession under this Section, Tenant promises and agrees to pay all Monthly Rent and other charges due for the remainder of the original T erm, and all attorneys' fees and other expenses of Lessor in retaking possession and for releasing the Premises and preparing the Premises for occupancy, less any rental income received by Lessor upon such retaking. If Tenant defaults in any of its obligations under this Lease, it will promptly pa y all reasonable costs (including attorneys' fees) of enforcing Tenant's obligations, whether or not this Lease is terminated and whether or not suit is brought. No right or remedy will preclude any other right or remedy, no right or remedy will be exclusive of or dependent upon any other right or remedy, and any right or remedy may be exercised independently or in combination.

If this Lease or Tenant's right to possession of the Premises has been terminated under this Section, Tenant shall have the right to seek and propose to Lessor prospective tenants to lease the Premises from Lessor or to occupy the Premises under an assignment of this Lease or a sublease, as the ca se may be. If Tenant makes such a proposal and this Lease is then in effect, the provisions of Section 22 will apply. If this Lease has been terminated by reason of Tenant's default, and Tenant proposes a new lease by Lessor to a tenant obtained by Tenant, Lessor will give its good faith considerat ion to leasing all or a portion of the Premises to that prospective tenant.

If Lessor fails to pay any amount owed by Lessor to Tenant pursuant to the terms of this Lease or to pay any costs and expenses for which Lessor is obligated to reimburse Tenant, Tenant may, at its option, pay such amount after 30 days prior written notice to Lessor. Lessor shall reimburse Tenant for all amounts so paid by Tenant in accordance with the provisions of this paragraph and the other provisions of this Lease.

Any amount payable by one party to the other pursuant to the terms of this Lease shall bear interest at the rate of 12% per annum from the date payment to the other party was due, and shall be paid together with such interest, within the time period specified in this Lease for such payment (or, if no such time period is specified, within 30 days).

Tenant shall give Lessor written notice of any nonmonetary default by Lessor under this Lease. Lessor shall have 30 days after Lessor's receipt of Tenant's default notice to cure such default; provided, however, that if such default cannot reasonably be cured within 30 days, Lessor shall have as m uch time to cure such default as is necessary provided Lessor promptly commences and diligently pursues such cure; and provided further, that if the default relates to a matter which is of an emergency nature, the Lessor shall have only 48 hours (or such lesser period as is reasonable under the cir cumstances) to cure such default. If Lessor fails to cure any such default within such cure period, then Tenant may cure the default, in which event Lessor shall reimburse Tenant for all amounts spent on such cure together with interest as provided in the preceding paragraph.

Each and every right and remedy contained herein shall be cumulative and in addition to any other right or remedy given hereunder. In the event that either party brings a legal action to enforce the terms of this Lease or to exercise any right or remedy provided for herein, the prevailing party sh all be paid its reasonable expenses of suit, including reasonable attorneys' fees, by the other party.

26.  Waiver of Lease Provisions.

No waiver of any provision of this Lease will be deemed a waiver of any other provision or a waiver of that same provision on a subsequent occasion. The receipt of rent by Lessor with knowledge of a default under this Lease by Tenant will not be deemed a waiver of the default. Neither party will be deemed to have waived any provision of this Lease by any action or inaction and no waiver will be effective unless it is done by expressed written agreement signed by the party waiving the provision. Any payment by Tenant and acceptance by Lessor of a lesser amount than the full amount of all Monthly Rent and other charges then due will be applied to the earliest amounts due. No endorsement or statement on any check or letter for payment of rent or other amount will be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to its right to recove r the balance of any rent or other amount or to pursue any other remedy provided in this Lease. No acceptance of payment of less than the full amount due to either party will be deemed a waiver of the right to the full amount due together with any interest and service charges.

27.  Return of Possession to Lessor.

On expiration of the Term or sooner termination of this Lease, Tenant will return possession of the Premises to Lessor, without notice from Lessor, in good order and condition, except for ordinary wear and damage, destruction or conditions Tenant is not required to remedy under this Lease. If Tena nt does not return possession of the Premises to Lessor, Tenant will pay Lessor all resulting damages Lessor may suffer and will indemnify Lessor against all claims made by any new tenant of all or any part of the Premises. Tenant will give Lessor all keys for the Premises and will inform Lessor of combinations on any locks and safes on the Premises. Any property left in the Premises after expiration or termination of this Lease or after the Premises have been vacated by Tenant will become the property of Lessor to dispose of as Lessor chooses.

28.  Holding Over.

If Tenant remains in possession of the Premises after expiration of the Term without a new lease, it may do so only with written consent by Lessor, and any such holding over will be from month-to-month subject to all the same provisions of this Lease, except that the Monthly Base Rent will be the Monthly Base Rent stated in Lessor's consent if a new Monthly Base Rent is stated, or 150% of the Monthly Base Rent under this Lease if no new Monthly Base Rent is stated in Lessor's consent. Any holding over without Lessor's consent will be at double the Monthly Rent under this Lease. The month-to-month occupancy may be terminated by Lessor or Tenant on the last day of any month by at least 30 days' prior written notice to the other.

29.  Brokers.

Lessor and Tenant represent and warrant one to another that neither of them has employed or otherwise used any broker or agent in relation to this Lease except for Brian Doyle of Welsh Companies, whose commission will be paid by Lessor. Lessor will indemnify and hold Tenant harmless, and Tenant will indemnify and hold Lessor harmless, from and against any claims for brokerage or other commissions or fees arising out of any breach of the foregoing representation and warranty by the respective indemnitors.

30.  Notices.

Any notice under this Lease will be in writing, and will be personally delivered or sent by prepaid certified mail, or by facsimile confirmed by certified mail, addressed to Tenant at 2505 Kennedy Street N.E., Minneapolis, Minnesota 55413 (Fax No.: 331-3826) Attn: Vice President of Finance and Admi nistration, prior to Tenant's occupancy of the Premises and thereafter at the Premises, and to Lessor at 1550 Utica Avenue South, Suite 120, St. Louis Park, Minnesota 55416 (Fax No.: 542-9297), or to such other address as is designated in a notice given under this Section. A notice will be deemed given on the date mailed. Lessor's statements of Costs and other routine mailings to tenants need not be sent by certified mail.

31.  Governing Law.

This Lease will be construed under and governed by the laws of Minnesota. If any provision of this Lease is illegal or unenforceable, it will be severable and all other provisions will remain in force as though the severable provision had never been included, and any action by either party against the other will be brought in Hennepin County District Court or Federal District Court for Minnesota, 4th Division.

32.  Entire Agreement.

This Lease contains the entire agreement between Lessor and Tenant regarding the Premises. Tenant agrees that it has not relied on any statement, representation or warranty of any person except as set out in this Lease. This Lease may be modified only by an agreement in writing signed by Lessor and Tenant. No surrender of the Premises, or of the remainder of the Term, will be valid unless accepted by Lessor in writing.

33.  Successors and Assigns.

All provisions of this Lease will be binding on and for the benefit of the successors and assigns of Lessor and Tenant, except that no person or entity holding under or through Tenant in violation of any provision of this Lease will have any right or interest in this Lease or the Premises.

34.  I-394 Traffic Zoning Ordinance.

The Cities of Golden Valley and St. Louis Park have established an I-394 Traffic Zoning Ordinance. It will require traffic management plans for traffic generated by this and certain adjacent developments when certain conditions occur. Under such conditions it will restrict traffic generated by th ese developments. The plan is intended to promote improved traffic circulation and reduce pollution and congestion, particularly during peak times, for all users of city streets. The traffic management plans prepared by the owners may require the use of rideshare incentive programs, public transit incentives, bicycle and pedestrian incentive measures, variable work hours or flex-time programs under which employees are required to stagger their work hours, measures to reduce reliance on single occupying vehicles, shared parking and the like. A copy of the complete ordinance may be obtained by calling the city offices of Golden Valley or St. Louis Park.

35. Renewal Options.

Lessor grants Tenant the option ("Renewal Option") to extend the term of this Lease for two additional periods of three Lease Years each (the "Renewal Periods"), commencing immediately upon the expiration of the Term and expiration of the first Renewal Period (as the case may be), subject to the following conditions:

     (a) This Lease is in full force and effect and Tenant is not in default or curing the default during any applicable cure period under this Lease at the time the Renewal Option is exercised and at the commencement of the Renewal Period.

     (b) Tenant gives Lessor prior written notice of Tenant's election to exercise the Renewal Option at least 12 months before the expiration of the Term or the first Renewal Period, as the case may be. Failure of Tenant to deliver timely notice of its election to exercise the Renewal Option will cons titute Tenant's waiver of its right to renew the Lease.

     (c) The Monthly Base Rent for the Renewal Period will be 90% of the monthly fair market rent ("Fair Market Rent") for the Premises at the commencement of the Renewal Period, considering all provisions of this Lease and the rates for comparable space in a comparable building if leased subject to the same provisions as this Lease, and considering any tenant improvements allowances and other inducements which are or are not included, and assuming a willing Lessor and a willing tenant each of which is under no obligation to lease the space.

          The Fair Market Rent shall be determined as follows: Within 30 days after Lessor receives notice from Tenant regarding Tenant's election to exercise the Renewal Option, Lessor will give notice to Tenant of Lessor's determination of the Fair Market Rent of the Premises, and Lessor's determination will constitute the Fair Market Rent unless Tenant objects in writing within 30 days after Tenant's receipt of Lessor's notice. If Tenant so objects, and the parties are unable to agree upon the Fair Market Rent within 30 days after the Tenant's objection, then by written notice to Lessor within 1 0 days thereafter Tenant may rescind its exercise of the option to renew. If such notice of recision is not given, Tenant will be deemed to have requested arbitration of the Fair Market Rent under this paragraph, in which case the Fair Market Rent will be determined by appraisal within 120 days a fter Tenant's objection notice by a board of appraisers consisting of three reputable real estate appraisers (each an "Expert"), each of whom is a member of the American Institute of Real Estate Appraisers with the designation of "MAI" and each of whom has at least 10 years experience with real est ate appraising in the Minneapolis metropolitan area. One Expert will be appointed by Tenant, and the second Expert will be appointed by Lessor. The third Expert will be appointed by the first two Experts. If the first two Experts are unable to agree on a third Expert within 10 days after the appo intment of the second Expert, or if either party refuses or neglects to appoint an Expert as herein provided within 10 days after the appointment of the first Expert, then the third Expert or the second Expert, whose appointment was not made as provided above, may be appointed by the chief judge of the Hennepin County District Court. If determinations of at least two of the Experts are identical in amount, that amount will be determined to be the Fair Market Rent. If the determinations of all three Experts are different in amount, the highest appraised value will be averaged with the middl e value (that average being referred to as "Sum A"). The lowest appraised value will be averaged with the middle value (that average being referred to as "Sum B"), and the Fair Market Rent will be determined as follows: (i) if neither Sum A nor Sum B differs from the middle appraised value by mor e than 10% of the middle appraised value, then the Fair Market Rent will be the average of the three appraisals, (ii) if either Sum A or Sum B (but not both) differs from the middle appraised value by more than 10% of the middle appraised value, then the Fair Market Rent will be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value, and (iii) if both Sum A and Sum B differ from the middle appraised value by more than 10% of the middle appraised value, then the Fair Market Rent will be equal to the middle appraised value. Written not ice of the Fair Market Rent as duly determined in accordance with this Section shall be promptly given to Lessor and Tenant and will be binding and conclusive on them. Each party will bear its own expenses in connection with the board proceeding (including the Expert appointed by it), and the fees of the third Expert will be borne equally. If, for any reason, the Fair Market Rent has not been determined at the time of the commencement of the Renewal Period, then the Fair Market Rent will be the amount set forth in Lessor's determination, and if the determination of the Experts as provided above indicates that a lesser or greater amount should have been paid than that which was actually paid, a proper adjustment will be made in a payment from Lessor to Tenant, or Tenant to Lessor, as the case may be. If a refund of an overpayment is owing from Lessor and the refund is not made by Les sor, Tenant may deduct the overpayment from the Monthly Rent.

     (d) All of the other terms, covenants and conditions applicable to the Renewal Period, including Costs, shall be the same as set forth in this Lease, except that there will be no further option to extend the Term after the second Renewal Period, and no provisions of this Lease relating to leasehold improvements, allowances, or other incentives or concessions, if any, will apply to any Renewal Period, unless hereafter agreed upon between the parties in writing.

     (e) On written request by Tenant no more than 30 days prior to the date Tenant's notice to extend must be given, Lessor will provide Tenant with the monthly base rental rate it would charge for the Premises under paragraph (c) above.

     (f) At the request of either, Lessor and Tenant will execute and deliver appropriate document(s) setting forth all of the terms, covenants and conditions applicable to the Renewal Period.

     (g) The rights of Tenant under this Section shall not be severed from the Lease or separately sold, assigned or transferred, and will expire in accordance with the provisions of this Section, or upon the expiration or earlier termination of this Lease.

36.  Phase I Expansion Option.

Tenant shall have the option to add to the Premises effective July 1, 1999 (or such earlier date as may be approved by Lessor) all of the remaining space in the Building ("Expansion Space"), if all of the following requirements are met:

     (a) This Lease is in full force and effect and Tenant is not in default under this Lease.

     (b) Tenant has not assigned this Lease and on July 1, 1999 no portion of the Premises described in this Lease is subleased to another party.

     (c)  Tenant leases from Lessor all of the Expansion Space.

     (d) Tenant delivers to Lessor written notice exercising its right to lease the Expansion Space on or before October 1, 1998.

If Tenant's notice is not given by the date set forth in item (d) of this Section, Tenant shall have no further right to lease the Expansion Space. The Monthly Base Rent will be 90% of the Fair Market Rent (as defined in and determined under Section 35) for the Expansion Space on July 1,1999, considering the rates for comparable space in a comparable building if leased subject to the same provisions as this Lease, and considering any tenant improvements or allowances and other inducements which are or are not included, and assuming a willing Lessor and a willing tenant each of which is under no obligation to lease the space.

On written request by Tenant no more than 30 days prior to the date Tenant's notice to expand must be given, Lessor will provide Tenant with a proposal setting forth information regarding any existing leasehold improvements in the Expansion Space, any new improvements Lessor proposes to construct i n the Expansion Space for Tenant, and the monthly base rental rate Lessor would propose to charge for the Expansion Space under this Section.

All terms and provisions of this Lease other than the Monthly Base Rent, Lessor's Work and any expansion rights other than those set forth in this Section and Section 37 shall be applicable to Expansion Space which is added to the Premises, and this Lease shall expire or otherwise terminate with re spect to the Expansion Space at the same time it expires or otherwise terminates with respect to the remainder of the Premises.

The rights of Tenant under this Section shall not be severed from the Lease or separately sold, assigned or transferred, and will expire in accordance with the provisions of this Section, or upon the expiration or earlier termination of this Lease.

37.  Phase II Expansion Option.

Lessor intends to construct a second building as a part of its Golden Hills Development (the "Phase II Building"), and intends to have at least 30,000 Square Feet of space in the Phase II Building (the "Phase II Space") available for occupancy by Tenant on or before July 1, 2002. For purposes of this Section, the term Phase II Space will mean any space in the Phase II Building consisting of a single block of 30,000 Square Feet in the Phase II Building (which may or may not be contiguous to the Building) which is available for leasing to Tenant effective July 1, 2002.

Tenant shall have the option at any time to add the Phase II Space to the Premises effective July 1, 2002 (or such earlier date as may be approved by Lessor in writing), if all of the following requirements are met:

     (a) This Lease is in full force and effect and Tenant is not in default under this Lease.

     (b)  Tenant has exercised its option to lease the Expansion Space under
          Section 36.

     (c) Tenant has exercised its first three-year Renewal Option under Section 35.

     (d) Tenant has not assigned this Lease and on July 1, 2002 no portion of the Premises or Expansion Space is subleased to another party.

     (e)  Tenant leases from Lessor all of the Phase II Space.

     (f) Tenant delivers to Lessor written notice exercising its right to lease the Phase II Space on or before October 1, 2001.

If Tenants notice is not given by the date set forth in the preceding paragraph, Tenant shall have no further right to lease the Phase II Space.

On written request by Tenant no more than 30 days prior to the date Tenant's notice to expand must be given, Lessor will provide Tenant with a proposal setting forth information regarding any existing leasehold improvements in the Phase II Space, any new improvements Lessor proposes to construct in the Phase II Space for Tenant, and the monthly base rental rate Lessor would propose to charge for the Phase II Space under this Section.

If Tenant exercises the Phase II Space option, the lease of the Phase II Space under this Section will contain the following:

     (1) The Monthly Base Rent will be Fair Market Rent (as defined in and determined under Section 35) for the Phase II Space on July 1, 2002, considering the rates for comparable space in a comparable building constructed at approximately the same time as the Phase II Building, if leased subject to th e same provisions as this Lease, and considering any tenant improvements or allowances and other inducements which are or are not included, and assuming a willing Lessor and a willing tenant each of which is under no obligation to lease the space.

     (2) Taxes and Operating Expenses will be determined in the manner set out in this Lease.

     (3) The commencement date for the lease will be July 1, 2002 or such other date as may be agreed upon by the parties in writing.

     (4) The Term will end on the expiration or earlier termination of this Lease as extended by the first three-year Renewal Option referred to
          Section 35.

     (5) Tenant will take the space in an "as_is" condition with all improvements to be Tenant's responsibility at Tenant's cost, unless otherwise agreed upon in writing by Lessor and Tenant, in which case the costs of such improvements will be taken into account in determining the Monthly Base Rent.

     (6) All other terms and conditions will be the same as contained in this Lease, except that there will be no rent concessions, inducements, allowances, or similar provisions applicable to the Phase II Space, unless otherwise agreed upon in writing by Lessor and Tenant, in which case the costs there of will be taken into account in determining the Monthly Base Rent.

If on January 1, 2002 Tenant is leasing all of the rentable space in the Building and if the Phase II Space has not been constructed prior to January 1, 2002, Tenant may give Lessor notice that Tenant intends to terminate this Lease effective February 28, 2003 if the Phase II Space is not constructed and available for leasing to Tenant prior to December 31, 2002. If Lessor has not completed construction of the Phase II Space prior to December 31, 2002, Tenant may terminate this Lease effective February 28, 2003 by written notice to Lessor.

The rights of Tenant under this Section shall not be severed from the Lease or separately sold, assigned or transferred, and will expire in accordance with the provisions of this Section, or upon the expiration or earlier termination of this Lease.

38.  Antennas.

Tenant will have the right to use the roof of the Building for the installation and operation of antennas and related facilities ("Antennas"), subject to the prior written approval of Lessor as to the location, nature, design, appearance and size of the Antennas. If Antennas are installed by Tenan t, Tenant will not commit or permit any act or omission which results in the violation of any law, governmental regulation, or insurance policy of Lessor, relating to the Building. Tenant will not permit any conduct or condition which may unduly disturb or endanger occupants of any other building.


Any installation of Tenant's Antennas ("Antenna Work") will be completed by Tenant, at Tenant's expense, in strict accordance with plans approved in writing by Lessor, and no modifications, additions or alterations will be made without Lessor's prior written consent, which consent will not be unre asonably withheld. Aesthetic concerns will be deemed valid reasons for withholding consent. All working drawings for Antenna Work will be prepared by Tenant at Tenant's expense and will be submitted to Lessor for approval. All Antenna Work will be done in a good and workmanlike manner and as exp editiously as possible. Tenant's installation and use of the Antennas will be subject to the following (the "Conditions"):

     (a) No Antennas may be installed without Lessor's prior written approval. Lessor's approval will not be unreasonably withheld or delayed so long as the work complies with the plans approved by Lessor and Tenant is not in default under this Lease and so long as all other conditions set forth in thi s Section are met.

     (b) Tenant will submit the working drawings for the Antenna Work and the Antennas to Lessor at least 20 days before the date the Antenna Work is to commence.

     (c) Tenant will provide Lessor with evidence acceptable to Lessor that the Antennas and their proposed installation comply with all applicable laws, ordinances, rules and regulations, and that Tenant has obtained any licenses, permits or other governmental consents or approvals required for the ins tallation or use of the Antennas and the other Antenna Work.

     (d) Upon request, Tenant will provide Lessor with evidence acceptable to Lessor that the Antennas are owned or leased by Tenant and that the installation of the Antennas will comply with all provisions of this Lease relating to alterations.

     (e) Tenant will promptly pay all costs of the Antenna Work and the Antennas and any construction, installation, repair, maintenance, or governmental approval or licensing costs associated with the Antenna Work and the Antennas.

     (f) Tenant will provide Lessor with evidence that the Antennas if owned by Tenant are insured against fire, theft and other risks normally covered by an "all risk" policy of casualty insurance, and evidence that the Tenant's liability insurance required under this Lease applies to all of the Antenn as and their installation, use, maintenance and repair.

     (g) Neither the Antennas nor their installation, use, maintenance or repair shall:

          (1) be disruptive or disturbing to tenants of any other building by reason of noise, vibration, radio or electromagnetic interference, or similar cause, or to Lessor's operation or maintenance of the Land or Building or other buildings,

          (2) be architecturally or aesthetically inharmonious with the Land or Building,

          (3) affect the structural or mechanical integrity of the Building or the operation or maintenance of the systems serving the Building or serving other buildings,

          (4) increase the insurance costs for the Building (except for costs to be paid solely by Tenant),

          (5) endanger the safety or well-being of Lessor, any tenant of any other building, or any employees or invitees of Lessor or any other tenant.

     (h) Tenant agrees to comply with and obtain all necessary approvals, permits, licenses, etc., required by the Federal Communications Commission (the "FCC") and any other governmental authorities asserting jurisdiction over the installation or operation of any of Tenant's Antennas. Tenant warrants, represents and agrees that the installation and operation of the roof installations shall in no way materially interfere with the operation of any other Building system or antenna system(s) presently in operation in or on the Building and that in the event such interference should occur, Tenant, a fter having received notice of such interference, will take immediate action to eliminate said interference and restore the proper operation of such system(s) as required by law or directive of the FCC. In the event that Tenant fails to eliminate the interference as required by law or directive of the FCC within a reasonable time, Lessor may, at its discretion, (a) cure such interference and thereafter add the cost and expense incurred by Lessor therefor to the next Monthly Rent to become due and Tenant shall pay said amount as additional Monthly Rent, or (b) treat such failure on the part of Tenant to eliminate said interference, as required by the FCC within the time allotted by the FCC, as a default under this Lease.

          Tenant agrees to indemnify and hold Lessor harmless from and against any claims and expenses Lessor may incur arising from Tenant's failure to comply with the Conditions or the rules and orders of the FCC with respect to the installation and operation of any of Tenant's antennae or antenna system( s).

39.  Memorandum of Lease.

Neither party shall record this Lease, but on the request of either party the parties will executed a Memorandum of Lease for purposes of giving record notice of this Lease.

40.  Miscellaneous


     (a) Captions. The captions of this Lease are for convenience and ease of reference only, and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease, and shall be disregarded in the interpretation hereof.

     (b) Severable. If any provisions of this Lease shall be declared invalid or unenforceable, the remainder hereof shall remain unaffected thereby and shall continue in full force and effect.

     (c) Interpretation. It is acknowledged that in preparation of this Lease, indistinguishable contributions have been made by representatives of both Lessor and Tenant, and that Lessor and Tenant each waives any and all rights, either at law or in equity, to have this Lease, or any term or provision herein contained, construed in favor of either party over the other by reason of who drafted the same.

     (d) Entire Agreement. This Lease, including any rider or addendum attached hereto, contains the entire and only agreement between the parties hereto with respect to the Leased Premises; and no oral statements, agreements or representations not embodied in this lease shall have any force or effect. This lease shall not be modified or amended in any manner except in writing, by instrument executed by both parties.

     (e) Interpretation of Terms. All personal pronouns used in this agreement shall include the other genders whether used in masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

     (f) No Partnership. This Lease does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Lessor and Tenant, the sole relationship between the parties being that of landlord and tenant. The laws of the State of Minnesota shall govern the validity, performance and enforcement of this lease.

     (g) Corporate Authority. Each individual executing this Lease on behalf of Lessor and Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the corporation for which he or she has signed.

41.  Parking.

In conjunction with construction of the Building, Lessor shall initially construct the parking lot as shown on the Site Plan, which Landlord covenants and agrees shall contain a minimum of 255 vehicular parking spaces. In the event that Lessor determines that total loading dock requirements in the rear of the Building for Tenant and other tenants of the Building are less than the areas available for loading docks as shown on the Site Plan, Lessor shall reconfigure the parking at the rear of the Building to provide the maximum number of parking spaces reasonably possible within the paved are a shown on the Site Plan in view of the reduced loading dock requirements and other relevant circumstances. Lessor acknowledges that upon commencement of the Term, Tenant shall require, and Landlord shall provide, a minimum of 230 parking spaces available for use by Tenant and Tenant's invitees, c ustomers and employees. Lessor further agrees that in its leases with other tenants of the Building, Lessor will limit collective use of the parking area as shown on the Site Plan by such other tenants to the difference between the total number of parking spaces constructed within the parking area s shown on the Site Plan plus any additional parking spaces at the rear of the Building, and the 230 parking spaces to be available for Tenant, such that at least 230 parking spaces shall at all times remain available for use by Tenant, and its invitees, customers and employees.

If Tenant exercises the Phase I Expansion Option set forth in Section 36 of this Lease then, prior to the addition of the Expansion space to the Premises (as contemplated in Section 36 hereof), Lessor shall reconfigure the parking spaces in the rear of the Building to provide for a total of at leas t 330 parking spaces on the Land for use by Tenant, or such lesser number as may be possible in view of other facilities in that area designed for Tenant's use, while also accommodating semitruck trailer traffic to the two loading docks to be constructed at the rear of the Building for Tenant's use as shown on the Site Plan. The final plans for such reconfiguration shall be submitted to Tenant for Tenant's review and approval no later than April 1, 1999, and such approval shall not be unreasonably withheld.

Notwithstanding any other provision in this Section 41 or in this Lease to the contrary, Lessor shall not, without the prior written consent of Tenant, reconfigure the parking areas in any manner that either (a) restricts access to Tenant's loading docks by semitruck or other delivery vehicles; or (b) reduces the number of parking spaces available for Tenant's use below the numbers set forth in this Section 41.

At Tenant's option, Tenant may install "visitor parking only" signs with respect to the nine (9) parking spaces at the front entrance of the Building as shown on the Site Plan.

Lessor and Tenant have executed this Lease to be effective as of the date stated in the first paragraph of this Lease.


Tenant:                                  Lessor:

CYBEROPTICS CORPORATION                  MEPC AMERICAN PROPERTIES INC.


By                                       By
  Its                                      Its


And                                      And
  Its                                      Its


                                  EXHIBIT A-1

                                   SITE PLAN


                                  EXHIBIT A-2

                          BUILDING ELEVATION DRAWINGS

                                  EXHIBIT A-3

                                    PREMISES

             [Attach most current floor plan of Premises available
                      and identify the "Warehouse Space"]


                                   EXHIBIT B

                                      LAND

That part of Lot 2, Block 1, Golden Hills West 2nd Addition, according to the recorded plat thereof, Hennepin County, Minnesota, shown in the Site Plan attached to this Lease as Exhibit A-1.

                                   EXHIBIT C

                             RULES AND REGULATIONS

1. Tenant will not use the Premises in any manner which conflicts with any law, ordinance, or governmental rule or regulation now or subsequently in force.

2. Tenant will not install any awnings or other attachments or structures on the exterior of the Building.

3. Curtains, draperies or other window coverings will not be installed in the Premises without first obtaining written approval by Lessor of the exterior color and material.

4. Tenant will not operate or permit to be operated in the Premises any sound producing equipment or device which can be heard outside the Premises.

5. Tenant will not bring or permit to be brought into the Building any animals or birds.

6. Tenant will not disturb, solicit or canvass any occupant of the Building and will cooperate to prevent same.

7. Lessor may designate the maximum weight and proper position of any heavy equipment, including safes and large files to be placed in the Building, and only those which in the opinion of Lessor will not damage the floors, structures or elevators may be moved into the Building.

8. Any damage in connection with the moving or installing of Tenant's furniture, equipment, appliances or other articles will be paid for by Tenant.

9. Lessor may at its option set aside a parking area to be used by Tenant and its employees, which area will be used by Tenant and its employees to the exclusion of other areas.

10. Tenants will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require.

11. No portion of the Building shall be used for the purpose of lodging rooms or sleeping quarters.


                                   EXHIBIT D

                            PLANS AND SPECIFICATIONS


Those certain plans and specifications prepared by Weld Ransom Design consisting of 17 pages dated August 25, 1995, and a lighting plan prepared by Edward Farr Architects, Inc. dated August 29, 1995.



                                   EXHIBIT E

                        OUTLINE BUILDING SPECIFICATIONS


                                   EXHIBIT F

                             ENVIRONMENTAL REPORTS

"Supplemental Data to Phase II Investigation Report Former Bury & Carlson Asphalt Plant Site, 6008 Wayzata Blvd., Golden Valley" June 12, 1995, Dahl & Associates, Inc.

"Phase II Investigation Report Former Bury & Carlson Asphalt Plant" January 24, 1995, Dahl & Associates, Inc. Dahl & Associates, Inc.

"Subsurface Investigation Report Former Bury & Carlson Asphalt Plant (MPCA Site ID# LEAK 00003598)" April 29, 1992, Braun Intertec Environmental, Inc.

"1991 Annual Report for Continued Groundwater Monitoring Former Bury & Carlson Asphalt Plant" April 29, 1992, Braun Intertec Environmental, Inc.

"A Report to City of Golden Valley 1990 Annual Report Former Bury & Carlson Asphalt Plant" May 23, 1991, Braun Intertec Environmental, Inc.

"Underground Storage Tank Excavation Former Bury & Carlson Asphalt Plant" August 30, 1990, Braun Intertec Environmental, Inc.

"EG-292 Site Study and Closure Plan Bury & Carlson Asphalt Plant Property Golden Valley, Minnesota" September 20, 1989, Braun Environmental Laboratories, Inc.

"EG-168 Environmental Evaluation Bury Carlson Site Golden Valley Minnesota" June 28, 1989, Braun Environmental Laboratories, Inc.

"Contaminated Soil Excavations Bury & Carlson Asphalt Plant" December 1, 1987, Braun Environmental Laboratories, Inc.